UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

NEW PEOPLES BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	00-33411	31-1804543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 1810 Honaker, Virginia	24260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 873-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) On December 17, 2014, the Board of Directors of New Peoples Bankshares, Inc. (the “Company”) and Jonathan H. Mullins, President, Chief Executive Officer, and Director of the Company announced that Mr. Mullins resigned from his position as President, Chief Executive Officer, and Director of the Company and its subsidiaries effective December 17, 2014. Mr. Mullins is assisting the Company with this transition. These changes with Mr. Mullin’s positions with the Company did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On December 17, 2014, the Board of Directors of the Company appointed C. Todd Asbury, to succeed Mr. Mullins as President and Chief Executive Officer of the Company and its subsidiaries effective immediately. Mr. Asbury, age 44, has served as Executive Vice President, Chief Financial Officer, and Treasurer of the Company and its subsidiaries since May 2009, Secretary of the Company and its subsidiaries since May 2010, and as Senior Vice President, Chief Financial Officer and Treasurer of the Company and subsidiaries from the time he joined the Company in December 2003 to May 2009. Mr. Asbury is a licensed certified public accountant since 1997 and has been in banking for nearly 27 years in various roles. He is a 1998 graduate of the Virginia Bankers Association School of Bank Management and a 1993 graduate of Bluefield College, where he is also currently a member of its Board of Trustees. Mr. Asbury is an ordained bishop with the Church of God and currently serves as Senior Pastor of Adoration Church in Bristol, Virginia. Mr. Asbury does not have any family relationships with any other director or executive officer of the Company

Mr. Asbury will receive a base salary of $250,000. Mr. Asbury received a salary of $175,440 in 2014. Except for the compensation resulting therefrom, there are no transactions between the Company and Mr. Asbury that are reportable pursuant to Item 404(a) of Regulation S-K. The Company did not enter into or materially amend any material plan, contract or arrangement with Mr. Asbury in connection with his appointment as President and Chief Executive Officer.

On December 17, 2014, the Board of Directors of the Company and subsidiaries appointed Frank Sexton, Jr., Executive Vice President and Chief Operating Officer as Interim Chief Financial Officer and Secretary and Treasurer effective December 17, 2014 in addition to his current duties. Mr. Sexton, age 65, joined the Bank in 1998 as Executive Vice President and Cashier of New Peoples Bank, Inc. and upon the formation of the Company in 2001, he served as Executive Vice President, Chief Financial Officer and Secretary until December 2003. There are no arrangements or understandings between Mr. Sexton and any other person or persons pursuant to which Mr. Sexton was appointed as Interim Chief Financial Officer, Secretary and Treasurer of the Company and its subsidiaries. There is no family relationship between Mr. Sexton and any other director or executive officer of the Company.

Mr. Sexton receives a base salary beginning December 2014 of $176,348 and previously received a base salary of $172,890 during 2014. Mr. Sexton has a salary continuation plan agreement with the Company and has reached retirement age. He is eligible to begin annual withdrawals of $40,500 over a 15 year period at his discretion. Except for the foregoing employment agreement and the compensation resulting therefrom, there are no transactions between the Company and Mr. Sexton that are reportable pursuant to Item 404(a) of Regulation S-K. The Company did not enter into or materially amend any material plan, contract or arrangement with Mr. Sexton in connection with his appointment as Interim Chief Financial Officer, Secretary and Treasurer.

Item 7.01	Regulation FD Disclosure.

On December 17, 2014, the Company issued a press release announcing that Mr. Mullins will no longer serve as President, Chief Executive Officer, or Director of the Company and its subsidiaries effective immediately. The Company also announced Mr. Asbury’s appointment as President and Chief Executive Officer of the Company and its subsidiaries, and Mr. Sexton’s as Interim Chief Financial Officer, Secretary and Treasurer of the Company and subsidiaries, all effective December 17, 2014. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01, and Exhibit 99.1 hereto, are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Press release dated December 17, 2014

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW PEOPLES BANKSHARES, INC.

Date: December 17, 2014	By:	/s/ Frank Sexton, Jr.
Frank Sexton, Jr.
Executive Vice President and Secretary